Exhibit 99.1

                          Rogers Corporation Announces
          Additional Restructuring and Updates Second Quarter Guidance

    ROGERS, Conn.--(BUSINESS WIRE)--June 27, 2007--Rogers Corporation (NYSE:ROG) today announced further restructuring, in addition to the actions related to its Custom Electrical Components segment previously reported on June 13, 2007. The Company stated it has taken a number of measures to reduce costs, including a company-wide reduction in employees intended to streamline the business and a number of other initiatives aimed at further reducing expenses and improving operations. Also, related to the decreased production at one of its Printed Circuit Materials segment facilities, the Company may incur an additional non-cash impairment charge related to certain underutilized assets. The Company is revising guidance for the second quarter of fiscal 2007 and will hold a conference call for investors today at 4:00PM to discuss these items. A Q&A session will immediately follow management's comments.

    Rogers currently projects second quarter net sales of $95 to $97 million, compared to the May 2, 2007 guidance of $102 to $106 million. The sales decline is primarily due to decreased sales within both the Custom Electrical Components and Printed Circuit Materials reporting segments. As mentioned in the June 13, 2007 release, the Durel Division, part of the Custom Electrical Components reporting segment, is subject to asset impairment due to a significant reduction in current and forecasted future sales. In addition, sales of flexible circuit materials have decreased due to on-going commoditization of cell phone flexible circuit materials. Non-GAAP earnings for the second quarter, excluding any impairment charges and the severance expenses discussed below, are expected to be between $0.16 and $0.19 per diluted share versus the previous guidance of $0.45 to $0.49 per diluted share.

    The Company cannot at this time reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measures, as the potential impairment charges resulting in the non-GAAP financial measures are not known to the Company at this time.

    As previously announced on June 13, 2007, the Company is restructuring its Custom Electrical Components reporting segment's Durel Division, which manufactures electroluminescent (EL) lamps, and is expected to incur a non-cash impairment charge this quarter. The total assets included in the restructuring analysis, including land, a building, equipment, unamortized technology licenses, and inventory, have a book value of approximately $24 million. The Company now expects to incur an additional non-cash impairment charge related to its flexible circuit materials product line, which is included in the Printed Circuit Materials reporting segment. Flexible circuit materials, which are used in a variety of consumer electronic products, have been transformed into a commodity product with increased global competition and price pressure driven by over capacity. Rogers believes this condition is not temporary and as a result, some of its assets are potentially subject to impairment. These assets currently have a book value of approximately $7 million and are comprised of land, a building, equipment and inventory. All impairment evaluations are expected to be completed within the next month and associated charges will be included in the Company's second quarter earnings results.

    Considering the impact of the reduced sales, the Company evaluated its overhead structure and costs and has reduced staffing accordingly. The total cash severance expense associated with this restructuring is expected to be about $3 million, and is also expected to impact second quarter GAAP earnings.

    The Company also plans to dispose of its polyolefin foam operation and this is not expected to incur any material gain or loss for the Company. The Company expects to complete this transaction during the third quarter.

    Robert D. Wachob, Rogers' President and CEO, commented, "Rogers businesses have long been subject to the ebbs and flows of business trends and cycles. Unfortunately, the speed of our success with our EL cell phone products comes with an almost equally speedy decline. Due to the magnitude of the sales decline, we are making some significant changes to reduce expenses. By the end of 2007, we expect to decrease payroll expenses by approximately $18 million due to the elimination of approximately 300 hourly and 100 salaried positions. The result of these difficult actions positions Rogers to return to reasonable levels of profitability while preserving our ability to grow."

    Mr. Wachob concluded, "Our core strategic businesses both in Printed Circuit Materials and High Performance Foams continue to perform in line with our expectations, and we have more new products in various stages of deployment than ever in our history. In addition, we are fully committed to our new business development strategy of seeking out new products and new markets and have preserved almost all of our new product development pipeline. Our Thermal Management Solutions (TMS) business is currently installing equipment and we expect sales in 2008. Recently, we announced a joint development and option to buy agreement with Optodot, with the potential to develop a superior membrane for lithium-ion batteries. TMS started with a similar single agreement and has grown to encompass several agreements and a family of products; it's an example of where our future stand-alone reporting segments may come from. In summary, we have taken the necessary actions to return to reasonable profitability in the near term. We remain committed to achieving our long-term growth targets through developing new products, entering new markets and maintaining our technology leadership position."

    To participate in today's 4:00PM conference call, please call:
1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no pass code for the live teleconference. For playback access, available through 11:59PM (Eastern Time) July 5, 2007, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally. The pass code for the audio replay is 5119382. The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation Web site at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers Web site beginning two hours following the webcast.

    Rogers expects to report its fiscal second quarter results on August 1, 2007 and hold its quarterly earnings conference call on August 2, 2007.

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2006 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of June 27, 2007, and Rogers undertakes no duty to update this information unless required by law.

    CONTACT: Rogers Corporation
             Debra Granger, 860-779-5596
             Vice President Corporate Compliance and Controls
             Fax: 860-779-5509
             debra.granger@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com